Exhibit 21.1

ORGENESIS, INC.

List of Subsidiaries

  MaSTherCell, S.A.

  Orgenesis SPRL

  Orgenesis Ltd.

  Orgenesis Maryland Inc.

  Cell Therapy Holdings S.A.